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                                                                    EXHIBIT 10.8


                                 ACKNOWLEDGMENT

      1. Brett Milkie, currently employed by The Buckle, Inc. ("Company") of Kearney, Nebraska, will be paid an annual salary of $184,000 for so long as the employee is employed by the Company during the fiscal year ending February 3, 2001.

      2. In addition to the salary outlined in paragraph 1, above, a "Cash Award" for the above fiscal year will be paid to you provided you are employed by the Company on the last day of such fiscal year. Your Cash Award will be calculated based upon the Company's growth in Pre-Bonus Net Income over the previous year. You are designated a Level II Executive. The incentive multiple level based on the percentage of change in Pre-Bonus Net Income is tied to your base salary. The multiples for your fiscal 2000 cash award will be calculated as follows:


              LEVEL II                        Multiple
                                              of Base
              Change in Pre-Bonus             Salary
              Net Income                       2000
              -------------------             -------
               >20% decrease                   0.00
                20% decrease                   0.45
                10% decrease                   0.55
                No Change                      0.70
               >10% increase                   0.95
               >20% increase                   1.15
               >30% increase                   1.35
               >40% increase                   1.60
               >50% increase                   1.85

      No payment of a Cash Award for the year may be made until the Company's Pre-Bonus Net Income for the year is certified by the Compensation Committee. You shall not be entitled to receive payment of a Cash Award unless you are still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

      The Cash Award will be paid on or before April 15 following the close of the fiscal year. For calculating this Cash Award, "Pre-Bonus Net Income" shall be defined as the Company's net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes, but including draws against such bonuses. Net income from operations does not include earnings on cash investments. For this purpose, net income shall be computed by the Company in accordance with the Company's normal accounting practices, and the Company's calculations will be final and conclusive.

      3. Restricted Stock will be granted based upon a percentage of the Cash Award and the fair market value of the Company's stock on the date of certification by the Compensation Committee of the amount of the Cash Award. Restricted Stock grants will be based upon the following:



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           Change in Pre-Bonus Net Income             Level II Executives
           ------------------------------             -------------------
           Any decrease                                      none
           No Change                                          10%
           10% increase                                       10%
           20% increase                                       15%
           30% increase and up                                20%

Restricted Stock granted pursuant to this Plan will vest 20% per year over five years. Disposal of any vested shares of Restricted Stock will be prohibited for five years, subject to waiver in the event of death or disability. The effect on income of all Restricted Stock grants will be included in the calculation of Pre-Bonus Net Income.

      4. Options to purchase 25,200 shares ("Options") of The Buckle, Inc. common stock at $16.375 per share were granted to you pursuant to the 1997 Executive Stock Option Plan as of the last day of the fiscal year preceding this Plan (1-29-00). Options granted under the Plan will vest according to the same terms as the 1997 Management Incentive Plan. Those terms include a performance feature whereby one-half of the Options granted will vest over three years if a 10% increase in Pre-Bonus Net Income is achieved, and the second one-half of the Options granted vest over three years if a 30% increase in Pre-Bonus Net Income is achieved. If the performance goals are not met the Options will ultimately vest after ten years. This Plan added an "accelerator" feature for the Options so that vesting may occur sooner than the three or ten years when and if the market price of the Company's stock doubles from the fair market value of the stock at the date of the grant. All Options will also include a "reload" feature under this Plan.

      5. A credit limit of $3,500 has been established on your The Buckle charge account, subject to annual change as determined by management. Please make sure your charge account balance does not exceed this limit. You may have payments made to your charge account via payroll withholding during the year.

      Management is committed to reviewing its policies continually. Accordingly, the statements outlined above are subject to review and change at any time, with or without notice.

      I understand I have the right to terminate my employment with the Company at any time, with or without notice, and the Company retains the same right, with or without cause or notice. I recognize, therefore, that I am an "at will" employee.

      This acknowledgment supersedes any prior acknowledgment or agreement with the Company. This acknowledgment does not constitute an agreement of employment with the Company.

April 18, 2000
The Buckle, Inc.


Acknowledged by:  /s/ BRETT P. MILKIE
                  -------------------
                      Brett P. Milkie




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